As filed with the Securities and Exchange Commission on April 10, 1998
                            Registration No. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM S-8/S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             JACO ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

                                    New York
         (State or other jurisdiction of incorporation or organization)

                                   11-1978958
                      (I.R.S. Employer Identification No.)

                   145 Oser Avenue, Hauppauge, New York 11788
          (Address of Principal Executive Offices, including zip code)

                  Jaco Electronics, Inc. Restricted Stock Plan
                Stock Options Agreement of Joseph F. Hickey, Jr.
                            (Full Title of the Plan)

                 Joel H. Girsky                        Copy to:
                   President                      Michael R. Reiner, Esq.
             Jaco Electronics, Inc.       Morrison Cohen Singer & Weinstein, LLP
                145 Oser Avenue                    750 Lexington Avenue
              Hauppauge, NY 11788                   New York, NY 10022
                 (516) 273-5500                        (212) 735-8600

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.


     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

                         CALCULATION OF REGISTRATION FEE


      Title of Each Class of          Amount to be      Proposed Maximum Offering        Proposed Maximum           Amount of
    Securities to be Registered      Registered (1)        Price per Share           Aggregate Offering Price  Registration Fee
==================================  ================ ==============================  ========================= ==================
Common Stock, $.10 par value                 300,000         $6.888  (2)                $2,006,400                $591.89
                                                                                   ------------------
Common Stock, $.10 par value                  10,000          $7.00                       $ 70,000                $ 20.65
                                Total ........................................................................    $612.54

(1) This Registration Statement also includes an indeterminable number of shares of Common Stock which may be issued under the antidilution provisions of the plans.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, and constitutes the average of the bid and asked price of the Common Stock as reported on the Nasdaq National Market on April 10,1998.

                                EXPLANATORY NOTE

         This Registration Statement on Form S-8/S-3 contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales of control securities and restricted securities of the Registrant which have been issued or which shall be issued pursuant to the Jaco Electronics, Inc. Restricted Stock Plan and the Stock Option Agreement of Joseph F. Hickey, Jr. The second part contains Information Required in the Registration Statement pursuant to Part II of Form S-8 and certain items from Information Not Required in the Prospectus pursuant to Part II of Form S-3. Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission.

PROSPECTUS

                             JACO ELECTRONICS, INC.

                          75,000 Shares of Common Stock
                           (Par Value $0.10 Per Share)

         This Prospectus relates to 75,000 shares (the "Shares") of common stock, par value $0.10 per share (the "Common Stock"), of Jaco Electronics, Inc., a New York corporation (the "Company" or "Jaco"), which may be sold from time to time by the selling shareholders named herein (the "Selling Shareholders"). Of the Shares, 10,000 are issuable to one Selling Shareholder pursuant to options (the "Options") granted under a certain stock option agreement between the Company and the Selling Shareholder, and 65,000 have been issued to the Selling Shareholders pursuant to the Jaco Electronics, Inc. Restricted Stock Plan (the "Restricted Stock Plan"). The Company will receive $7.00 for each Share issued upon the exercise of the Options and has received $1.00 for each of the 90,000 Shares issued to date under the Restricted Stock Plan (including the 65,000 Shares issued to the Selling Shareholders). The purchase price of the remaining Shares under the Restricted Stock Plan shall be determined by the Board of Directors. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. All expenses of registration incurred in connection with this offering are being borne by the Company; all selling and other expenses incurred by the Selling Shareholders in connection with the sale of the Shares will be borne by the Selling Shareholders. The Company is not aware of any underwriting arrangements with respect to the sale of any of the Shares by the Selling Shareholders.

         The Shares may be offered by or for the account of the Selling Shareholders, from time to time, on the NASDAQ National Market or on any stock exchange on which the Shares may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealer acquiring Shares from a Selling Shareholder may sell such Shares in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, or through a combination of such methods. See "Selling Shareholders" and "Plan of Distribution."

         The Common Stock is traded in the NASDAQ National Market under the symbol "JACO". On April 6, 1998 the closing price of the Common Stock was $6.75 per share.
                            ------------------------

            The Common Stock offered hereby involves a high degree of
              risk. See "Risk Factors" commencing on page 5 hereof.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference herein should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy the Shares in any State or other jurisdiction where, or to any person to whom, it is unlawful to make such offer. Neither the delivery of this Prospectus nor any sales made hereunder, under any circumstances, shall create any implication that there has been no change in the affairs of the Company between the date hereof and the date of any such sale.


                 The date of this Prospectus is April 10, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies may be obtained at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may also be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site can be accessed at http://www.sec.gov. Any such reports, proxy statements and other information filed or to be filed by the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. The Common Stock is traded on NASDAQ/NMS, and the Company's reports (and proxy and information statements when filed) may be inspected at the offices of The Nasdaq Stock Market, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

         A Registration Statement on Form S-8/S-3, together with all amendments, exhibits and documents incorporated therein by reference (the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement, exhibit or other document referred to herein are not necessarily complete, and each statement is qualified in all respects by reference to the copies of documents filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed with the Commission. See also "Incorporation of Certain Documents by Reference."

         The Company intends to furnish to holders of Common Stock for each fiscal year an annual report which contains consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed by, an independent public accounting firm, and such other reports as may be required by law.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (or parts thereof) filed by the Company with the Commission are incorporated by reference in this Prospectus:

          1. The Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

          2. The Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997 and December 31, 1997;

          3. Definitive Proxy Statement, dated November 3, 1997 for the Annual Meeting of Shareholders held on December 9, 1997;

          4. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above; and

          5. The description of the Common Stock contained in the Company's registration statement filed under the Exchange Act registering such Common Stock under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all of the Shares have been sold, or deregistering all of the Shares that, at the time of such post-effective amendment, remain unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company shall furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to Mr. Jeffrey Gash, Vice President-Finance, Jaco Electronics, Inc., 145 Oser Avenue, Hauppauge, New York 11788. The Company's telephone number is
(516) 273-5500.

                                  RISK FACTORS

         Investors should be aware that ownership of the Common Stock of the Company involves certain risks, including those described below, which could adversely affect the value of their holdings of Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Company's Common Stock. Portions of this Prospectus contain certain "forward looking" statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could prove inaccurate, and therefore, there can be no assurance that the forward looking statements included herein will prove to be accurate. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered hereby.

         Dependence on Suppliers. Substantially all of the Company's inventory has and will be purchased from suppliers with which the Company has entered into non-exclusive distributor agreements. Such agreements are typically cancelable on short notice. These agreements are generally designed to protect the Company against product obsolescence and price. Currently, the Company has non-exclusive distribution agreements with many manufacturers. However, there can be no assurance that these distribution agreements will not be canceled.

         In the fiscal year ended June 30, 1997, of the Company's top ten suppliers, only Kemet Electronics Corporation accounted for more than 10% of net sales and the remaining nine each accounted for between 9.5% and 2.0% of net sales. No other supplier accounted for more than 1% of net sales. While the Company does not believe that the loss of any one supplier would have a material adverse impact upon the Company, the Company's future success will depend in large part on maintaining relationships with existing suppliers and developing relationships with new ones. The loss of, or significant disruptions in, relationships with major suppliers could have a material adverse effect on the Company's business, since there can be no assurance that the Company will be able to replace lost suppliers. As is common in the electronics distribution industry, from time to time the Company has experienced terminations of relationships with suppliers which affected its results of operations in post-termination fiscal periods.

         At various times, there have been shortages of components in the electronics industry and certain components, including certain semiconductor devices and capacitors, have been subject to limited allocation by some of the Company's suppliers. Although such shortages and allocations have not had a material adverse effect on the Company's results of operations or finances, there can be no assurance that future shortages or allocations would not have such an effect on the Company.

     Competition. The electronics distribution industry is highly competitive, primarily with respect to price and product availability. The Company competes with large national distributors as well as regional and specialty distributors, many of whom distribute the same or competitive products. Some of the Company's competitors have significantly greater name recognition and greater financial and other resources than those of the Company. There can be no assurance that the Company will continue to compete successfully with existing or new competitors and failure to do so would have a material adverse effect on the Company's operating results.

         In addition, the printed circuit boards ("PCB") contract manufacturing industry is highly fragmented and is characterized by relatively high levels of volatility, competition and pricing and margin pressure. As a turnkey contract manufacturer of PCBs, the Company procures the required raw materials and components, manages the assembly and test operations, and supplies the PCBs in accordance with the customer's delivery schedule and quality requirements for the finished product. The Company believes that contract manufacturers which are affiliated or integrated with electronics distributors have competitive advantages over comparably-sized, stand-alone contract manufacturers. However, there can be no assurance that the Company will be able to maintain its current customers or obtain new customers in such a volatile industry or that the Company will be able to obtain sufficient raw materials to meet its customers' needs.

         Dependence on Key Personnel. The Company is highly dependent upon the services of its executive officers, including Joel H. Girsky, its Chairman, President and Treasurer, and Charles B. Girsky, its Executive Vice President and Director. The loss of the services of either Joel or Charles Girsky, or one or more of the Company's other key executives, could have a material adverse effect upon the business of the Company. While the Company believes that it would be able to locate suitable replacements for its executives if their services were lost, there can be no assurance that it would be able to do so. The Company's future success will also depend in part upon its continuing ability to attract and retain highly qualified personnel.

         Uncertainty  of Future  Acquisitions.  The Company's  continued  growth depends, in part, upon its ability to identify and acquire compatible electronics distributors and/or contract manufacturers and to integrate the acquired operations. Although the Company has been successful in the past with its acquisitions, there can be no assurance that the Company will be able to locate additional appropriate acquisition candidates or, if identified, any of such candidates will be acquired or that the operations of acquired candidates will be effectively integrated or prove profitable. The completion of future acquisitions will require the expenditure of significant amounts of capital and management effort. Moreover, unexpected problems encountered in connection with the Company's acquisitions could have a material adverse effect on the Company.

         Foreign Manufacturing and Trade Regulation. A significant number of the components sold by the Company are manufactured by foreign manufacturers. As a result, the Company, and its ability to sell certain products at competitive prices, could be adversely affected by increases in tariffs or duties, changes in trade treaties, strikes or delays in air or sea transportation, and possible future United States legislation with respect to pricing and/or import quotas on products from foreign countries. The supply of components to the Company from its Asian manufacturers could also be affected by the recent volatility of the Asian financial markets. The Company's ability to be competitive with respect to sales of imported components could be affected by other governmental actions and policy changes relating to, among other things, anti-dumping and other international antitrust legislation and adverse currency fluctuations which could have the effect of making components manufactured abroad more expensive. Because the Company purchases products from United States subsidiaries or affiliates of foreign manufacturers, the Company's purchases are paid for in U.S. dollars, which usually reduces or eliminates the potential adverse effects of currency fluctuations. While the Company does not believe that the factors involving foreign components supply have not adversely impacted its business in the past, there can be no assurance that such factors will not materially adversely affect its business in the future.

         Industry Cyclicality and Potential Quarterly Fluctuations. The electronics distribution industry has historically been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers, end-users of electronic components and electronic component distributors such as the Company. In addition, the life-cycle of existing electronic products and the timing of new product development and introduction can affect demand for electronic components. The Company's results of operations for any particular period may be adversely affected by numerous factors, such as the loss of key suppliers or customers, price competition, problems incurred in managing inventories or receivables, the timing or cancellation of orders from major customers, the timing or cancellation or purchase orders with suppliers and the timing of expenditures in anticipation of increased sales and customer product delivery requirements. Price competition in the industries in which the Company competes is intense and could result in gross margin declines, which could have an adverse impact on the Company's profitability. In various periods in the past, the Company's operating results have been affected by all of these factors.

         Continued Control By Present Shareholders and Management. Prior to the offering, upon exercise of all stock options held by Messrs. Joel H. Girsky and Charles B. Girsky, whether or not such options are currently exercisable, they will own an aggregate of 872,513 shares of Common Stock. Together, they will own and control approximately 21.8% of the outstanding capital stock of the Company. Upon completion of the offering, assuming that Messrs. Joel H. Girsky and Charles B. Girsky sell their Shares, they would own approximately 21.3% of the outstanding capital stock of the Company. As a result of such stock ownership and their positions as executive officers and directors, the Girskys may be in a position to influence both the election of the Board of Directors and the day-to-day affairs of the Company.

         Shares Eligible for Future Sale. As of the date of this Prospectus, a total of approximately 1,007,265 shares of Common Stock are held by executive officers and/or directors of the Company, including shares issuable upon exercise of options and warrants, whether or not such options and warrants are currently exercisable. As of the date of this Prospectus, a total of approximately 694,735 shares are currently saleable pursuant to Rule 144 promulgated under the Securities Act. In general, Rule 144 provides that any person holding restricted securities for a minimum of one year, which securities were acquired from the issuer or from an affiliate of the issuer, may sell every three months an amount of securities equal to the greater of 1% of the Company's outstanding shares of Common Stock or the average weekly reported volume of trading in such shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice of proposed sale. Non-affiliates holding such restricted shares may sell such shares after two years without regard to this volume limitation. The possibility of such sales under Rule 144 could have an adverse effect upon the market price of the Common Stock.

         In addition, the Company has registered the sale of an aggregate of 746,667 shares of Common Stock issuable upon exercise of options authorized under its 1993 Non-Qualified Stock Option Plan (the "1993 Non-Qualified Plan") and its 1993 Stock Option Plan for Outside Directors on a registration statement on Form S-8. The sale of such shares could also have an adverse effect upon the market price of the Common Stock.

         Dividends. On March 10, 1995, the Company paid a 10% stock dividend in shares of Common Stock to holders of record as of February 16, 1995.

         The Company has not paid any cash dividends on its Common Stock and does not anticipate paying dividends on its shares in the foreseeable future, inasmuch as it expects to employ all available cash in the continued growth of its business. Further, the Company's agreement with its lenders prohibits payment of cash dividends.

         Possible Volatility of Stock Price. The market price of the Common Stock could be subject to significant fluctuations in response to such factors as, among others, variations in the anticipated or actual results of operations of the Company or of other distributors in the electronics industry and changes in conditions affecting the economy generally, the financial markets or the electronics distribution industry. Furthermore, the relatively light trading volume in the Common Stock may exacerbate such volatility.


                                 USE OF PROCEEDS

          The Company will not realize any proceeds from the sale of the Shares which may be sold pursuant to this Prospectus for the respective accounts of each of the Selling Shareholders. The Company, however, will derive proceeds of approximately $70,000 if all of the Options are exercised and has received $1.00 for each of the 90,000 Shares issued to date under the Plan (including the 75,000 Shares issued to the Selling Stockholders). Such proceeds will be available to the Company for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the Options will be exercised. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

Identity of Selling Shareholders; Number of Shares Offered

         The following table sets forth (i) the name of each Selling Shareholder, (ii) the nature of any position, office, or other material relationship which each such Selling Shareholder has had with the Company or any of its affiliates within the last three years, (iii) the number of shares of Common Stock owned by each such Selling Shareholder prior to the offering, (iv) the number of shares of Common Stock offered for each such Selling Shareholder's account, and (v) the number of shares of Common Stock and the percentage owned by each such Selling Shareholder after completion of the offering, assuming all Shares offered pursuant to this Prospectus are sold.


                                                                         Number of Shares        Number of Shares        Percentage
                                                                          Owned Prior to       Offered for Account       Owned After
Selling Shareholder       Relationship to Company                          Offering (1)       of Selling Shareholder    Offering (2)
-------------------       -----------------------                         --------------      ----------------------   -------------

Joel H. Girsky            President, Treasurer and Director                 561,739 (3)               25,000                 13.8%
Charles B. Girsky         Executive Vice President and Director             310,774 (4)               25,000                  7.3%
Joseph F. Hickey, Jr.     Director                                           31,433 (5)               10,000                   *
Jeffrey D. Gash           Vice President, Finance                            29,565 (6)               10,000                   *
Herbert Entenberg         Vice President of Management and
                          Information Systems, and Secretary                 16,167 (7)                5,000                   *
                                                                                                      -------
                                                                                                      75,000


  *      Less than 1%

     (1) Includes all shares of Common Stock which may be acquired by such Selling Shareholder upon the exercise of stock options whether or not presently exercisable.

     (2) Based upon (i) 3,866,221 shares of Common Stock outstanding as of the date of this Prospectus and (ii) as to each Selling Shareholder, the number of shares of Common Stock that may be acquired by such Selling Shareholder upon the exercise of options whether or not presently exercisable. Excludes 199,500 shares of treasury stock.

     (3) Includes (i) 96,799 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's 1993 NonQualified Plan and (ii) 25,000 shares of Common Stock issued or issuable to Mr. Girsky pursuant to the Jaco Electronics, Inc. Restricted Stock Plan (the "Restricted Stock Plan").

     (4) Includes (i) 242,077 shares of Common Stock owned by the Girsky Family Trust (ii) 40,000 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's 1993 Non-Qualified Plan and (iii) 25,000 shares of Common Stock issued or issuable to Mr. Girsky pursuant to the Restricted Stock Plan.

     (5) Includes (i) 1,000 shares of Common Stock, (ii) 17,500 shares of Common Stock which may be acquired by Cleary Gull Reiland and McDevitt, Inc., the underwriters for the Company's 1995 public offering, upon the exercise of warrants granted to it by the Company,
          (iii) 10,000 shares of Common Stock which may be acquired upon the exercise of non-qualified stock options granted to Mr. Hickey by the Company and (iv) 2,933 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's 1993 Stock Option Plan for Outside Directors. The reporting person disclaims beneficial ownership of the shares of Common Stock which may be acquired upon the exercise of the warrants, except to the extent of his pecuniary interest therein.

     (6) Includes (i) 19,033 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's 1993 NonQualified Plan and (ii) 10,000 shares of Common Stock issued or issuable to Mr. Gash pursuant to the Restricted Stock Plan.

     (7) Includes (i) 11,167 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's 1993 NonQualified Plan and (ii) 5,000 shares of Common Stock issued or issuable to Mr. Entenberg pursuant to the Restricted Stock Plan.


     Joel H. Girsky has been a Director and executive officer of the Company since it was founded in 1961. He also is a director of Nastech Pharmaceutical Company, Inc. of Hauppauge, New York, and Frequency Electronics, Inc. of Uniondale, New York. Messrs. Joel H. Girsky and Charles B. Girsky are brothers.

     Charles B. Girsky became an executive officer of the Company on August 2, 1985 and has been its Executive Vice President since January 1988. Since April 9, 1984, he has been President of Distel, Inc., a wholly-owned subsidiary of the Company since August, 1985. He was a founder, Director, and the President of the Company from 1961 through January, 1983, and was elected a Director of the Company again in 1986. Messrs. Charles B. Girsky and Joel H. Girsky are brothers.

     Stephen A. Cohen has been a Director of the Company since 1970. Since August, 1989, he has practiced law as a member of Morrison Cohen Singer & Weinstein, LLP, general counsel to the Company.

     Edward M. Frankel became a Director of the Company in May, 1984. For more than five years, he has been President of Vitaquest International, Inc., a distributor of vitamins and health and beauty products, and its predecessor entities.

     Joseph F. Hickey, Jr. became a Director of the Company on May 28, 1997. Since February 1, 1991, he has been employed by Cleary Gull Reiland and McDevitt Inc., an investment banking firm located in Milwaukee, Wisconsin. He is serving as a managing director of Cleary Gull Reiland and McDevitt Inc.'s syndication department.

     Jeffrey D. Gash became Vice President of Finance of the Company in January, 1989, and was Controller of the Company for more than five years prior thereto. He has also served in similar capacities with the Company's subsidiaries.

     Herbert Entenberg has served as Vice President of Management and Information Systems, and Secretary since 1988. Mr. Entenberg oversees management information systems and operations of the Company and is responsible for developing and implementing the Company's inventory control system.


                              PLAN OF DISTRIBUTION

     The sales of the Shares by the Selling Shareholders may be effected, from time to time, on the NASDAQ National Market System or on any stock exchange on which the Shares may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "Underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of Shares as principal might be deemed to be underwriting compensation under the Securities Act.

         Any broker-dealer acquiring shares from a Selling Shareholder may sell the Shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis, or to its customers. Any such sales may be at prices then prevailing on the NASDAQ National Market System, at prices related to such prevailing market prices, at negotiated prices, or a combination of such methods.

         The Company has advised the Selling Shareholders that anti-manipulative Regulation M under the Exchange Act may apply to their sales in the market, has furnished the Selling Shareholders with a copy of Regulation M and has informed the Selling Shareholders of the possible need for them to deliver copies of this Prospectus. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase Shares as principal, any profits received on the resale of such Shares, may be deemed to underwriting discounts and commissions under the Securities Act.

         Upon the Company's being notified by any Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed pursuant to Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Shareholder, the commission paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this Prospectus.

         Any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurances that the Selling Shareholders will sell any or all of the Shares offered by them hereunder.

         All expenses of the registration of the Shares will be paid for by the Company.


                                  LEGAL MATTERS

         The legality of the Shares offered by this Prospectus has been passed upon for the Company by Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022.



                                     EXPERTS

         The consolidated financial statements and schedules of the Company as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                 INDEMNIFICATION

         Sections 721 to 725 of the New York Business Corporation Law ("NYBCL") permit indemnification of directors, officers, and employees of corporations under certain circumstances and subject to certain limitations. Section 726 of the NYBCL permits the purchase of insurance to indemnify the corporation and its officers and directors, subject to certain limitations. Section 402(b) of the NYBCL permits the inclusion of a provision in the certificate of incorporation of a corporation eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, subject to certain limitations.

         Article VI, Section 1 of the Company's By-laws, as amended through June 18, 1987, provides that the Company shall indemnify each director and officer of the Company elected, appointed, or continuing to serve after the adoption of
Article VI of the By-laws, and may indemnify all other persons whom the Company is authorized to indemnify under the provisions of the NYBCL, to the fullest extent permitted by law, against all legal, accounting, and other expenses and liabilities incurred in connection with any pending or threatened action, suit, or proceeding, civil or criminal, or in connection with any appeal therein, or otherwise, and no provision of the By-laws is intended to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the NYBCL upon the Company to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized by the NYBCL or other law now or hereafter in effect.

         Article EIGHTH of the Company's Restated Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the NYBCL, as the same may be amended and supplemented.

         The Company maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Company against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Company against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 3 (Form S-8).  Incorporation of Documents by Reference.

         Item 3 (Form S-8).  Incorporation of Documents by Reference.

         The following documents (or parts thereof) filed or to be filed with the Securities and Exchange Commission (the "Commission") by the registrant are incorporated by reference in this registration statement:

     1.   The  Annual  Report on Form 10-K for the  fiscal  year  ended June 30,
          1997;

     2. The Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997 and December 31, 1997;

     3. Definitive Proxy Statement, dated November 3, 1997 for the Annual Meeting of Shareholders held on December 9, 1997;

     4. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above; and

     5. The description of the Common Stock contained in the Company's registration statement filed under the Exchange Act registering such Common Stock under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all of the Shares have been sold, or deregistering all of the Shares that, at the time of such post-effective amendment, remain unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company shall furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to Mr. Jeffrey Gash, Vice President-Finance, Jaco Electronics, Inc., 145 Oser Avenue, Hauppauge, New York 11788. The Company's telephone number is (516) 273-5500.

Item 4 (Form S-8).  Description of Securities

         Not applicable.

Item 5 (Form S-8).  Interests of Named Experts and Counsel

         Legal Matters

         The legality of the shares of Common Stock offered by this Registration Statement has been passed upon for the Company by Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022.

         Experts

         The consolidated financial statements and schedules of the Company as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

Item 6 (Form S-8) and Item 15 (Form S-3). Indemnification of Directors and Officers

         Sections 721 to 725 of the New York Business Corporation Law ("NYBCL") permit indemnification of directors, officers, and employees of corporations under certain circumstances and subject to certain limitations. Section 726 of the NYBCL permits the purchase of insurance to indemnify the corporation and its officers and directors, subject to certain limitations. Section 402(b) of the NYBCL permits the inclusion of a provision in the certificate of incorporation of a corporation eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, subject to certain limitations.

         Article VI, Section 1 of the Company's By-laws, as amended through June 18, 1987, provides that the Company shall indemnify each director and officer of the Company elected, appointed, or continuing to serve after the adoption of
Article VI of the By-laws, and may indemnify all other persons whom the Company is authorized to indemnify under the provisions of the NYBCL, to the fullest extent permitted by law, against all legal, accounting, and other expenses and liabilities incurred in connection with any pending or threatened action, suit, or proceeding, civil or criminal, or in connection with any appeal therein, or otherwise, and no provision of the By-laws is intended to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the NYBCL upon the Company to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized by the NYBCL or other law now or hereafter in effect.

         Article EIGHTH of the Company's Restated Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the provisions of paragraph (b) of
Section 402 of the NYBCL, as the same may be amended and supplemented.

         The Company maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Company against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Company against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

Item 7 (Form S-8).  Exemption from Registration Claimed

         Not Applicable.

Item 8 (Form S-8) and Item 16 (Form S-3).  Exhibits

Exhibit No.       Description

     4.1 Jaco Electronics, Inc. Restricted Stock Plan (filed as Exhibit B to the Company's Definitive Proxy Statement, dated November 3, 1997 for the Annual Meeting of Shareholders held on December 9, 1997).

     4.2  Form of Escrow Agreement under the Restricted Stock Plan.

     4.3  Form of Stock Purchase Agreement under the Restricted Stock Plan.

     4.4  Form of Stock Option Agreement.

     4.5 Specimen of Common Stock certificate (filed as Exhibit 4.4 to the Company's Registration on Form S-8/S-3 (Registration Statement No. 33-89994), filed with the Commission and automatically effective on March 3, 1995).

     5.1 Opinion of Morrison Cohen Singer & Weinstein, LLP, as to the legality of the securities being registered.

     23.1 Consent of Grant Thornton LLP

     23.2 Consent of Morrison Cohen Singer & Weinstein, LLP (contained in its Opinion filed as part of Exhibit 5.1)

     24.1 Powers of Attorney (included on the signature page of the registration statement filed April 10, 1998).

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on this day of , 1998.

                                JACO ELECTRONICS, INC.

                                By:/s/ Joel H. Girsky
                                Joel H. Girsky,
                                Chairman of the Board, President and Treasurer


                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel H. Girsky and Jeffrey D. Gash, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                    Title                             Date


/s/ Joel H. Girsky
Joel H. Girsky          Chairman of the Board, President and     April 10, 1998
                        Treasurer (Principal Executive Officer)

/s/ Charles Girsky
Charles B. Girsky        Executive Vice President and Director   April 10, 1998


/s/ Stephen A. Cohen
Stephen A. Cohen         Director                                April 10, 1998


/s/ Edward M. Frankel
Edward M. Frankel        Director                                April 10, 1998


/s/ Joseph F. Hickey Jr.
Joseph F. Hickey, Jr     Director                                April 10, 1998


/s/ Jeffrey D. Gash
Jeffrey D. Gash      Vice President - Finance (Principal         April 10, 1998
                     Financial and Accounting Officer)

                               EXHIBIT INDEX


         No.                        Description

4.1 Jaco Electronics, Inc. 1981 Incentive Stock Option Plan, as amended (filed as Exhibit 4.1 to the Company's Registration on Form S-8/S-3 (Registration Statement No. 33-89994), filed with the Commission and automatically effective on March 3, 1995).

4.2 Jaco Electronics, Inc. 1993 Non-Qualified Stock Option Plan, as amended (filed as Exhibit A to the Company's Definitive Proxy Statement, dated November 3, 1997 for the Annual Meeting of Shareholders held on December 9,
     1997).

4.3 Jaco Electronics, Inc. 1993 Stock Option Plan for Outside Directors (filed as Exhibit 4.3 to the Company's Registration on Form S-8/S-3 (Registration Statement No. 33-89994), filed with the Commission and automatically effective on March 3, 1995).

4.4 Specimen of Common Stock certificate (filed as Exhibit 4.4 to the Company's Registration on Form S-8/S-3 (Registration Statement No. 33-89994), filed with the Commission and automatically effective on March 3, 1995).

5.1 Opinion of Morrison Cohen Singer & Weinstein, LLP, as to the legality of the securities being registered.

23.1 Consent of Grant Thornton LLP.

23.2 Consent of Morrison Cohen Singer & Weinstein, LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1 Powers of Attorney (included on the signature page of this Registration Statement).